Exhibit 99.1

652 Albany Shaker Road, Albany, NY 12211News Release

FOR IMMEDIATE RELEASE:

Pioneer Bancorp, Inc. Reports Second Quarter Fiscal 2023
Net Income of $6.2 Million

Albany, N.Y. – January 30, 2023 – Pioneer Bancorp, Inc. (“Pioneer”) (NASDAQ: PBFS), the parent company of Pioneer Bank (the “Bank”) today reported the results for the three and six months ended December 31, 2022, which is the second quarter of Pioneer’s fiscal year ending June 30, 2023. Net income for the three and six months ended December 31, 2022 was $6.2 million, or $0.25 per basic and diluted share, and $11.4 million, or $0.45 per basic and diluted share, respectively, as compared to $6.3 million, or $0.25 per basic and diluted share and $7.6 million, or $0.30 per basic and diluted share for the three and six months ended December 31, 2021, respectively.

Total consolidated assets for Pioneer were $1.83 billion at December 31, 2022, primarily consisting of $1.05 billion of net loans, $507.6 million of securities available for sale and $147.3 million of cash and cash equivalents. Consolidated deposits totaled $1.54 billion at December 31, 2022, consisting of retail, commercial and municipal customer relationships.

Second Fiscal Quarter of 2023 (Quarter Ended December 31, 2022) and Year-to-Date Highlights

●	Net income for the three and six months ended December 31, 2022 was $6.2 million, or $0.25 per basic and diluted share and $11.4 million, or $0.45 per basic and diluted share, respectively.
●	Net interest margin increased 144 basis points to 3.85% for the three months ended December 31, 2022 from the three months ended December 31, 2021.
●	Net interest income increased $6.6 million, or 63.3%, to $17.1 million for the three months ended December 31, 2022 from the three months ended December 31, 2021.
●	Net loans receivable increased $65.5 million, or 6.7%, to $1.05 billion at December 31, 2022 from $982.6 million at June 30, 2022.

Thomas Amell, President and CEO stated, “Second quarter results were solid, reflecting strong growth in net interest income and continued net interest margin expansion supported by rising interest rates and growth in our interest-earning assets. Pioneer’s levels of liquidity and capital at December 31, 2022, position us well to continue to pursue growth in our loan portfolio and to take advantage of new business opportunities as they arise.”

Selected highlights at and for the three and six months ended December 31, 2022 are as follows:

Net Interest Income and Margin

Net interest income increased $6.6 million, or 63.3%, to $17.1 million for the three months ended December 31, 2022 compared to $10.5 million for the three months ended December 31, 2021. Net interest income increased $11.1 million, or 53.5%, to $31.8 million for the six months ended December 31, 2022 compared to $20.7 million for the six months ended December 31, 2021. The increase in net interest income was primarily due to increases in the average interest rate of interest-earning assets of 154 and 117 basis points to 4.04% and 3.67% for the three and six months ended December 31, 2022, respectively, compared to 2.50% for the three and six months ended December 31, 2021, respectively. Additionally, average net interest-earning assets increased by $70.7 million and $79.9 million to $755.3 million and $750.6 million for the three and six months ended December 31, 2022, respectively, compared to $684.6 million and $670.7 million for the three and six months ended December 31, 2021, respectively.

Interest income increased $7.1 million, or 65.7%, to $18.0 million for the three months ended December 31, 2022, from $10.9 million for the three months ended December 31, 2021. Interest income increased $11.7 million, or 54.5%, to $33.2 million for the six months ended December 31, 2022, from $21.5 million for the six months ended December 31, 2021. Increases in interest income for the three and six months ended December 31, 2022 were driven by a significant increase in variable rate loan yields and yields on interest-earning deposits with banks due to rising market interest rates, as well as due to market related increases in interest rates on new loans and securities.

Interest expense increased $484,000, or 134.4%, to $844,000 for the three months ended December 31, 2022 from $360,000 for the three months ended December 31, 2021. Interest expense increased $621,000, or 83.8%, to $1.4 million for the six months ended December 31, 2022 from $741,000 for the six months ended December 31, 2021. The average cost of interest-bearing liabilities increased by 18 and 12 basis points to 0.32% and 0.26% for the three and six months ended December 31, 2022, respectively, compared to 0.14% for the three and six months ended December 31, 2021, respectively. The average cost of interest-bearing liabilities increased for the three and six months ended December 31, 2022, as the Federal Reserve Board raised the Federal Funds target rate throughout calendar year 2022. We continue to monitor the effects the increases in market rates are having on deposit rates and we anticipate the impact will lead to an increase in rates on interest-bearing liabilities.

Net interest margin increased 144 and 111 basis points to 3.85% and 3.52% for the three and six months ended December 31, 2022, respectively, compared to 2.41% for the three and six months ended December 31, 2021, respectively.

Asset Quality and Loan Loss Provision

We recorded a benefit to the provision for loan losses of $400,000 and $280,000 for the three and six months ended December 31, 2022, respectively, compared to no provision and $250,000 in provision recorded for the three and six months ended December 31, 2021, respectively. The benefit recorded to the provision for the three and six months ended December 31, 2022 was primarily due to improved credit quality and lower net charge-offs.

We recorded net recoveries of $22,000 for the three months ended December 31, 2022, compared to net charge-offs of $433,000 for the three months ended December 31, 2021 and net charge-offs of $52,000 for the six months ended December 31, 2022, compared to net charge-offs of $871,000 for the six months ended December 31, 2021.

Non-performing assets increased to $18.5 million, or 1.01% of total assets, at December 31, 2022, compared to $15.1 million, or 0.82% of total assets, at December 31, 2021. The allowance for loan losses was $22.2 million, or 2.07% of total loans outstanding, at December 31, 2022 and $22.6 million, or 2.23% of total net loans outstanding, at December 31, 2021.

Noninterest Income and Noninterest Expense

Noninterest income was consistent at $3.9 million for the three months ended December 31, 2022 and for the three months ended December 31, 2021. Noninterest income increased $603,000, or 8.4%, to $7.8 million for the six months ended December 31, 2022 as compared to $7.1 million for the six months ended December 31, 2021. The increase for the six months ended December 31, 2022 compared to the six months ended December 31, 2021 was primarily due to an increase in bank-owned life insurance income of $411,000 and an increase in insurance and wealth management services revenue of $359,000, offset in part by a decrease in bank fees and service charges of $221,000. The increase in bank-owned life insurance income was due to a gain recognized from a death benefit. The increase in insurance and wealth management services revenue was primarily due to the recent wealth management acquisitions. The decrease in bank fees and service charges was primarily due to lower deposit service charges.

Noninterest expense increased $7.1 million, or 111.7%, to $13.5 million for the three months ended December 31, 2022 as compared to $6.4 million for the three months ended December 31, 2021. Noninterest expense increased $7.6 million, or 42.6%, to $25.4 million for the six months ended December 31, 2022 as compared to $17.8 million for the six months ended December 31, 2021. The increase in noninterest expense was primarily due to the recognition of a non-recurring employee retention credit benefit of $5.0 million for the three and six months ended December 31, 2021. The employee retention credit, which is a refundable tax credit against certain employment taxes, is one of the numerous tax provisions and other stimulus measures included in the Coronavirus Aid, Relief, and Economic Security Act, as amended, providing financial assistance to businesses in response to the COVID-19 pandemic. The increase was also due to increases in salaries and employee benefits due to compensation expense from annual merit increases, hiring talent to fill open positions, as well as an enhanced annual incentive award; an increase in professional fees due to legal fees and expenses; and an increase in other expenses due to a tax-deductible contribution to the Pioneer Bank Charitable Foundation.

Income Taxes

Income tax expense was consistent at $1.8 million for the three months ended December 31, 2022 and for the three months ended December 31, 2021. Our effective tax rate was 22.5% for the three months ended December 31, 2022 compared to 22.4% for the three months ended December 31, 2021. Income tax expense increased $830,000 to $3.0 million for the six months ended December 31, 2022 from $2.2 million for the six months ended December 31, 2021, due to an increase in income before income taxes. Our effective tax rate was 21.1% for the six months ended December 31, 2022 compared to 22.6% for the six months ended December 31, 2021. The decrease in our effective tax rate was primarily due to the increase in tax-exempt income for the six months ended December 31, 2022 as compared to the prior year period.

Balance Sheet Summary

Total assets decreased $129.7 million, or 6.6%, to $1.83 billion at December 31, 2022 from $1.96 billion at June 30, 2022. The decrease was due primarily to a decrease of $228.7 million, or 60.8%, in cash and cash equivalents, offset in part by an increase of $65.5 million, or 6.7%, in net loans receivable and an increase of $25.8 million, or 5.4% in securities available for sale.

Net loans of $1.05 billion at December 31, 2022 increased $65.5 million, or 6.7%, from $982.6 million at June 30, 2022. By loan category, residential mortgage loans increased by $82.4 million, or 30.5%, to $352.7 million at December 31, 2022 from $270.3 million at June 30, 2022, commercial construction loans increased by $12.9 million, or 18.1%, to $84.0 million at December 31, 2022 from $71.1 million at June 30, 2022, and home equity loans and lines of credit increased by $5.6 million, or 6.8%, to $86.8 million at December 31, 2022 from $81.2 million at June 30, 2022. These increases were partially offset by a decrease in commercial real estate loans of $30.9 million, or 6.8%, to $422.6 million at December 31, 2022 from $453.5 million at June 30, 2022, a decrease in consumer loans of $3.6 million, or 16.2%, to $18.7 million at December 31, 2022 from $22.3 million at June 30, 2022, and a decrease in commercial and industrial loans of $2.6 million, or 2.5%, to $100.6 million at December 31, 2022 from $103.2 million at June 30, 2022.

Securities available for sale increased $25.8 million, or 5.4%, to $507.6 million at December 31, 2022 from $481.8 million at June 30, 2022. The increase was primarily due to purchases of U.S Government and agency obligations during the six months ended December 31, 2022.

Deposits decreased $141.9 million, or 8.4%, to $1.54 billion at December 31, 2022 from $1.68 billion at June 30, 2022. The decrease in deposits was primarily related to a decrease in money market accounts of $79.8 million, or 16.0%, to $417.4 million at December 31, 2022 from $497.2 million at June 30, 2022, a decrease in demand accounts of $24.1 million, or 13.2%, to $158.7 million at December 31, 2022 from $182.8 million at June 30, 2022, a decrease in certificates of deposit of $16.6 million, or 20.6%, to $64.0 million at December 31, 2022 from $80.6 million at June 30, 2022, a decrease in non-interest bearing demand accounts of $13.8 million, or 2.3%, to $579.7 million at December 31, 2022 from $593.5 million at June 30, 2022 and a decrease in savings accounts of $7.7 million, or 2.4%, to $318.6 million at December 31, 2022 from $326.3 million at June 30, 2022. The decrease in deposits was primarily concentrated in certain larger and more rate-sensitive accounts.  The effects of the Federal Reserve Board’s rapidly tightening monetary policy, inflation, and higher rate alternatives continued to have an impact on deposit balances.

Shareholders’ equity increased $7.1 million, or 2.9%, to $249.7 million at December 31, 2022 from $242.6 million at June 30, 2022 primarily as a result of net income of $11.4 million for the six month period ended December 31, 2022, partially offset by an increase in unrealized holding losses on securities available for sale of $4.6 million due to the increase in market interest rates.

About Pioneer

Pioneer Bancorp, Inc. (NASDAQ: PBFS), is a bank holding company whose wholly owned subsidiary is Pioneer Bank. The Bank is a New York State chartered savings bank whose wholly owned subsidiaries are Pioneer Commercial Bank, Anchor Agency, Inc. and Pioneer Financial Services, Inc. Pioneer provides diversified financial services through the Bank and its subsidiaries, with 22 offices in the Capital Region of New York State, and offers a broad array of deposit, lending, and other financial services to individuals, businesses, and municipalities. For more information on Pioneer, please visit www.pioneerny.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain of the matters discussed in this communication constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may.” These forward-looking statements include, but are not limited to, statements made by Mr. Thomas Amell. Pioneer’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. No assurance can be given that the future results covered by forward-looking statements will be achieved. These statements are based on the current expectations of our management, and it is important to note that our actual results could be materially different from those projected in such forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including those discussed in our annual report on Form 10-K for the fiscal year ended June 30, 2022, under the heading “Risk Factors” and other filings made with the Securities and Exchange Commission (the “SEC”). Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication, unless noted otherwise. Except as required under the federal securities laws and the rules and regulations of the SEC, Pioneer does not undertake any obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this communication or to reflect the occurrence of unanticipated events.

For additional information contact:

Patrick Hughes

Executive Vice President and Chief Financial Officer

(518) 730-3025

InvestorRelations@pioneerny.com

Pioneer Bancorp, Inc.

Selected Financial Data (unaudited)

	December 31,	June 30,
	2022	2022

	(In thousands)
Selected Financial Condition Data:
Total assets	$1,834,519	$1,964,229
Cash and cash equivalents	147,318	376,060
Securities available for sale	507,611	481,790
Securities held to maturity	24,296	23,952
Equity securities	2,267	2,039
Federal Home Loan Bank stock	1,051	1,091
Loans, net of allowance for loan losses	1,048,110	982,566
Bank-owned life insurance	16,428	17,165
Premises and equipment, net	42,646	38,018
Deposits	1,538,382	1,680,283
Shareholders' equity	249,730	242,627

	For the Three Months Ended		For the Six Months Ended
	December 31,		December 31,
	2022	2021	2022	2021

	(In thousands, except for share and per share amounts)
Selected Operating Data:
Interest income	$17,979	$10,851	$33,170	$21,468
Interest expense	844	360	1,362	741
Net interest income	17,135	10,491	31,808	20,727
Provision for loan losses	(400)	—	(280)	250
Net interest income after provision for loan losses	17,535	10,491	32,088	20,477
Noninterest income	3,946	3,949	7,751	7,148
Noninterest expense	13,506	6,379	25,374	17,793
Income before taxes	7,975	8,061	14,465	9,832
Income tax expense	1,792	1,804	3,048	2,218
Net income	$6,183	$6,257	$11,417	$7,614

Basic and diluted earnings per share	$0.25	$0.25	$0.45	$0.30
Weighted average shares outstanding	25,156,653	25,105,737	25,150,289	25,099,373

	For the Three Months Ended		At or For the Six Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Performance Ratios:
Return on average assets	1.26%	1.32%	1.16%	0.81%
Return on average equity	10.00%	10.39%	9.25%	6.33%
Interest rate spread (1)	3.72%	2.36%	3.41%	2.35%
Net interest margin (2)	3.85%	2.41%	3.52%	2.41%
Non-interest expenses to average assets	2.75%	1.32%	2.57%	1.90%
Efficiency ratio (3)	64.07%	44.18%	64.14%	63.83%
Average interest-earning assets to average interest-bearing liabilities	172.84%	164.82%	170.89%	164.09%

Capital Ratios (4):
Average equity to average assets			12.51%	12.87%
Total capital to risk weighted assets			19.63%	19.02%
Tier 1 capital to risk weighted assets			18.37%	17.76%
Common equity tier 1 capital to risk weighted assets			18.37%	17.76%
Tier 1 capital to average assets			10.29%	9.80%

Asset Quality Ratios:
Allowance for loan losses as a percentage of total loans			2.07%	2.23%
Allowance for loan losses as a percentage of non-performing loans			119.88%	157.37%
Net charge-offs (recoveries) to average outstanding loans during the period			0.01%	0.17%
Non-performing loans as a percentage of total loans			1.73%	1.42%
Non-performing loans as a percentage of total assets			1.01%	0.78%
Total non-performing assets as a percentage of total assets			1.01%	0.82%

Other:
Number of offices			22	22
Number of full-time equivalent employees			260	244

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities for the periods presented.
(2)	Represents net interest income as a percentage of average interest-earning assets.
(3)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.
(4)	Capital Ratios are for Pioneer Bank.

The above information is preliminary and based on Pioneer’s data available at the time of presentation.